Exhibit 21.1

Subsidiaries of GB Sciences, Inc.

GB Sciences Puerto Rico, LLC

GB Sciences Puerto Rico, Inc.

GB Sciences Florida, LLC

GB Sciences Nevada, LLC

GB Sciences New Jersey, LLC

GB Sciences East, LLC

GB Sciences, LLC

GB Sciences Las Vegas, LLC

Growblox Life Sciences, LLC